Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 11, 2014, except for Note 2 and Note 16, as to which the date is February 17, 2015, with respect to the consolidated financial statements of TripAdvisor, Inc. included in the Annual Report (Form 10-K) of Liberty TripAdvisor Holdings, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 18, 2016